Exhibit 99.2
INSITUFORM TECHNOLOGIES, INC.
Moderator:  Joe Burgess
July 29, 2011
9:30 a.m.  ET

Operator:
Welcome to the Insituform Technologies Inc. second quarter 2011 results call.  Any financial or statistical information presented during this call including any non-GAAP, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site at www.insituform.com.  During this conference call, we will make forward-looking statements which are inherently subject to risks and uncertainties.

Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

I will turn the call over to Insituform's CEO, Joe Burgess. You may begin.

Joe Burgess:
Good morning, and welcome to Insituform's second quarter 2011 conference call to discuss second quarter and first half 2011 results.  Joining me on today's call are David Martin, Senior Vice President and CFO; David Morris, Senior Vice President and General Counsel and Brian Clarke, Senior Vice President of Business Integration.

As has been our practice, I will have opening remarks dealing with the second quarter and first half results, the expectations for the balance of 2011, and talk about the strategic rationale for the recent acquisitions, as well as their expected impact on the 2011 financial results, and will give a very early view on the impacts of these acquisitions on 2012 results.  The balance of the time will be devoted to your questions.

Second quarter earnings of $0.20, exclusive of acquisition-related expenses represents a 50 percent decrease from 2010 earnings.  First half earnings of $0.27 per share represents a 55 percent decrease from 2010.  Most of the deterioration in our results is attributable to weak results in our North American Sewer Rehabilitation business and, to a lesser extent, lower margins in our Energy and Mining segment, related to business mix issues.  We expect both businesses to strengthen during the second half of the year, although our North American Sewer Rehabilitation business continues to face difficult market conditions related to reduced municipal spending, increased small diameter work, and smaller transaction sizes.  This means that while margins will recover somewhat in the second half, they will continue well below the margins we experienced and enjoyed in 2009 and 2010.

We expect Energy and Mining to return to a more balanced geographic mix, which should return margin levels back to 2010 levels for the balance of 2011.  We also expect strong second-half performance from the European and Asia-Pacific operations.  Combining these factors allows us to confirm our earnings expectation of between $1.30 and $1.40 a share.

In terms of detail, let's start with the North American Rehabilitation business.  As we discussed on our guidance revision call in June, NAR continued to experience difficult market conditions into the second quarter, which was the primary reason for the reduced full-year guidance.  As we discussed on that call, weather, project delays, small order size, a further shift to more small diameter work, and some project management issues all contributed to the reduced earnings year-over-year.

Breaking down the $18 million first half year-over-year operating income deterioration into these categories looks like this: weather issues, cost of business, $3 million; project delays, $8 million; the continued shift to small diameter mix, which is now running in the middle 80 percent, $4 million; and then a variety of execution issues that are outside the normal course of business, $3 million.

We experienced a stronger second quarter for acquisitions adding $118 million in new acquisitions.  Some of this is reflected in the modest uptick in our backlog quarter-over-quarter.  We would also expect to see backlog growth in the third quarter as well, based on a strengthening bid table.

However, we did start to see very competitive pricing in June, particularly on larger projects, those with a value of greater than $1 million in revenue.  Some of this is undoubtedly a reaction to our bid table success during the quarter, but it also reflects the increased mix of small diameter work, which is easily the most competitive segment of the market.

This is certainly something to keep an eye on as we look to further strengthen our backlog in the US market, to simplify logistics and increase manufacturing utilization.

The European operations performed well in the second quarter and the first half.  First half operating income of $2.4 million represents a 96 percent improvement over 2010.  Primary drivers are revenue growth in the Netherlands and Spain contracting markets, and increased third-party sales of CIPP liners primarily to Eastern Europe.

We look for a strengthening of business performance in the second half, as market conditions continue to improve.  We are particularly focused on the UK, as we have not seen the expected market pick-up as we moved into the second year of the five-year capital cycle.  Based on the capital programs that were improved, this cannot persist, and we expect the UK market to recover in the second half.

Our German joint venture, IRT, has seen a robust market, but it’s margin profile has suffered as the German market continues to transition to glass liners.  Contracting margins for glass liners have been significantly lower than margins for felt.

Our UK manufacturing facility has completed its glass line, and we recently obtained approvals from German testing agencies, meaning that we will ship our first commercial glass liners in August.  Initially, we plan to sell to IRT and then to expand to the balance of the German and European markets.  We continue to expect 2011 European results to be significantly better than 2010.

Asia-Pacific posted a small loss for the quarter and the first half, roughly similar to last year's results.  We continue to be very pleased with the performance of our Australian business, which continues to expand its footprint to key markets outside of our Sydney base.  Our current trajectory would push Australian revenues over $20 million in 2011, a 35 percent improvement over 2010.  Margins continue to be very attractive.

Both Singapore and Hong Kong struggled with slow work releases from the Public Utilities Board, and Welcome, the prime on the Hong Kong work . Both segments will recover in the third quarter.

India revenue and earnings continue to be below expectations due to delays in project bids and work releases.  We completed the lining portion of our original Delhi contracts, and are now working on the laterals.  While low margin work, the lining completion will allow us to complete billing and cash out of this work over the next several months.  Engineering continues on our project in Allahabad, Uttar Pradesh.  We expect to commence lining work in the fall.

Lastly, the bids for Old Rohtak and Shakur Basti projects were opened in late June and early July, and our Indian JV is the low bidder on both projects.  We should have this under contract in August and expect to start the project in late September.  The total lining value is close to $19 million, with additional tube sales inclusive.

Our initial plan was based on winning only one of these jobs, so we should see up-side when we get these contracts into production.  We expect greatly improved second-half results in Asia-Pacific, as we see continued momentum in Australia, an improved productivity in Singapore and Hong Kong, along with our Indian segment returning to profitability based on the recent project awards.

Our Energy and Mining segment showed significant revenue growth of over $21 million, but reported lower overall segment earnings due to lower margins in all segments.  Bayou operating income is off $3.8 million over last year due to lower revenue at the New Iberia coating facility.  Margins are down due to the lack of large diameter coating projects, and related to that, lower revenue from in our double-joint welding operation.  We expect these market conditions to persist for the remainder of 2011.

While backlog has steadily declined at Bayou over the last year as we have worked off several large orders (Air Products as an example), the pace of inquiries has increased rapidly, and we believe we will build a solid order book heading into 2012.  Currently we expect to enter 2012 with over $40 million worth of coating contracts, all of it for offshore projects, which is exciting news for the Bayou business.

Corrpro business had a strong quarter and first half, and exceeded our expectations for the first half.  Backlog is at a record level consistently high across all geographic segments.  While operating margins declined modestly year-over-year for the first half, we believe they will recover in the second half based on the higher summer month production, a better mix of engineering and inspection work, the restart of the City of Houston water pipeline work, and accelerated work releases from the Navy on Department of Defense work.  Corrpro should finish with a record year in terms of revenue, operating income, and operating margins.

UPS had a very strong first half, growing revenue by 71 percent and operating profits by 54 percent.  Operating margins declined due to large volume of work in South America, traditionally a lower margin market.  The back half of the year looks even better.

Backlog is at near record levels at $65 million with strength across all geographies. South America remains very strong with record backlog, as the business takes advantage of capital spending driven by high commodity pricing.  We started our large Australian project with Sino Iron in June, which was delayed from March, and productivity has been very high.  This $20 million project will be completed over the next four months.

We continue to expect UPS to produce record results while continuing to build backlog momentum in the Middle East, Australia, and Asia.  The business has a chance to top $100 million in revenues in 2011 for the first time, which would obviously be a tremendous achievement for the Energy and Mining segment's premiere product.

Obviously, we expect a big second half across a number of segments, but we believe that we have the backlog and the project visibility to support it.

Let me shift gears and spend a few minutes talking about the recent acquisition activity.  But before I plunge into the specifics of each transaction, I would like to take a minute or two to establish, or maybe I should say re-establish, the strategic context for the direction that we have set for Insituform over the last two-and-a-half years.

First I'd like to re-state our overall goals, which are actually quite simple, and limited to a single goal.  We want to create a Company that consistently delivers a 15 percent return on invested capital.  Why?   We believe that that will lead to consistent share appreciation for our investors.

Now we certainly understand that we're not portfolio managers, or holding company managers.  We have no aspirations to become a conglomerate.  So we must work towards our return targets in the context of skill sets we possess or could learn, and markets that we can understand and bring value to.  If there is a negative corollary in our planning these, it was that we would not reach our return targets by remaining a Company that was 95 percent reliant on municipal contracting.  Intelligent diversification was mandatory.

Our strategy is simple, we believe.  First, we want to develop or acquire high value products and services to prevent the deterioration of infrastructure assets.  Our core markets are Energy and Mining, and wastewater.  Drinking water is a developmental market for us, and we also want to target commercial buildings for rehabilitation, roads and bridges, and coastal facilities.

Second, we want to utilize our emerging global distribution platform to expand these products and services into high growth international markets.  For wastewater we see potential in Asia. For Energy and Mining, we see potential in both the Middle East and Asia.  And third, we want to minimize our reliance on municipal commodity bid markets.

We believe that the growth steps taken since 2008 are consistent with this strategic construct, and that they are bearing fruit for our Company.  Our 2009 acquisitions of Bayou and Corrpro, combined with our UPS business has created a dynamic energy and mining corrosion prevention and infrastructure rehabilitation platform, that has produced accretive results, and is positioned in key energy and mining markets for continued growth.

We have complimented those initial investments with additional investments in a coating operation in Camrose, Canada, which extended our coverage to the critical Oil Sands investments, and the Canada-Northern US pipeline markets, and the double-joint welding operation that increased our competitiveness on larger diameter work and internalized profits that previously went outside the Company.

Unfortunately, these premium margin investments have so far really only mitigated the lower margins we've experienced at our primary coating facilities in New Iberia, due to the absence of offshore work.  We believe the near-term investment profile will change the dynamic.  As I discussed earlier, we are very encouraged by the emergence of offshore projects that will positively impact our margin profile in 2012 and beyond.

How to describe Corrpro? Consistent, consistent, consistent. While dropping a bit in 2009, 2010 was very solid, and now a record 2011.

We certainly have work to do on our margin profile, but we believe that will be achieved as we better manage our business mix towards higher value corrosion prevention, engineering services, and design build of cathodic protection systems, and away from commodity construction markets.  This is totally consistent with Corrpro's strong engineering heritage, and I believe the management team will make rapid progress towards our goals.

So that brings us to the current acquisitions, so let's start with the Energy and Mining acquisitions as they relate closely to existing businesses and accelerate strategies that we have been talking about for some time.  First, Hockway.  This is a business with a very similar product and service profile to Corrpro, except they are focused on the Middle East markets.  Corrpro actually has a long history in the region, but that presence was sacrificed years ago to accommodate some previous ownership issues.

As our assessment of the Gulf states market for cathodic protection and corrosion engineering services sits at approximately $150 million, it was a market where we were anxious to re-establish presence.  The Hockway acquisition completes our comprehensive strategy to re-establish Corrpro in the region.  Organically, Corrpro has a long-standing relationship with the Kuwait Oil Company, or KOC.  And we were able to extend and expand our current contract recently, and that contract will run until 2016.

Our vehicle for attacking the Saudi market is though our 70/30 joint venture with STARC Company.  STARC, which stands for Saudi Trading and Research Company has a 20-year history of representing companies with business in Saudi Arabia, and they have long-standing customer relationships with Saudi Aramco.  They have a history of being an active partner, contributing Saudi content and commercial expertise that will be invaluable to growing our business.

Lastly, Hockway gives us a solid presence in the United Arab Emirates, other Gulf states, and in Iraq.  Hockway is a solid company that has experienced significant growth in recent years due to it’s strong management team, which is based primarily in Dubai.

The combination of these activities creates a strong presence in the region that we believe will be well-positioned to capture increased share in the region quickly.  This acquisition will be modestly accretive in 2011 and 2012, but our expectation is that the accelerated growth from the Corrpro Middle East platform will drive significant earnings growth.

CRTS, based in Tulsa, is a company that blends many of the services of our current CCSI business with a robust robotics technology supporting joint coating and offshore applications, and the project management acumen of our UPS business.  What's not to like about that?

While the business segments in the US are attractive, the sizzle here is obviously the robotics process technology and know-how that creates tremendous efficiencies for offshore field developers.  The ability to film, sandblast, coat, and inspect quickly is of critical importance in the development of offshore pipeline systems.

While efficiency is measured in joints-per-minute, increasing efficiency is critical across literally tens of thousands of joints on a typical project.  With barge rates at $400,000 to $600,000 a day, shaving a week or two off the schedule represents a very significant savings to the field developer.

We have been very impressed with the efficiency of CRTS' systems, and believe it to be the best practice in the industry.  Being specified into the Wasit project is the best proof of that.  In addition to the Saudi work, CRTS has captured work in the offshore Brazil market that we believe positions the business well in this key market.

We obviously spent a lot of time on the Wasit project.  Think about it.  We buy a company, then announce the largest project in the company's history a couple of days later.  Fortunately CRTS had completed a similar project in Saudi the previous year.  This allowed us to examine performance production rates and contract arrangements very closely, generating confidence that we could execute on a project five times the size.

In summary, we believe that the CRTS-based business compliments our current CCSI business.  There should be both sales side and cost side synergies in this segment.  The offshore coatings business is poised for potentially spectacular growth.  Certainly Wasit in Saudi is an immediate example, but we believe the capability will create opportunities in Brazil, Venezuela, the Gulf of Mexico, and eventually Asia.  Near term, the CRTS acquisition will be slightly accretive in 2011 and significantly accretive in 2012.

Lastly, earlier this week, we announced our intent to acquire the Northern American business of Fyfe Corporation.  Fyfe is an industry leader in manufacturing and applying fiber-reinforced polymer, or FRP, composite systems for structural retrofitting.  The company's products are utilized to retrofit pipes to prevent leaks and increase strength, strengthen commercial buildings, increasing seismic strength, strengthen highways and bridges, repair and extend the life of waterfront structures and offer increased security blast protection.

In terms of a mix, 35 percent of the business is associated with pipes, another 30 percent with commercial buildings, and the balance is spread across other categories.  We currently estimate this market at $650 million in North America with potential growth to $1.5 billion over the next five years.  Current spend on FRP is around $200 million with Fyfe having a roughly 25 percent share.  The business has achieved a 23 percent growth CAGR since 2008, which we believe can be sustained as FRP adoption accelerates against traditionally strengthening alternatives.  Those alternatives being, essentially, adding more concrete or steel.

Gross and operating margins are high and we believe they are also sustainable given the proprietary nature of the installation techniques.  We have also negotiated options on the international activities.  Fyfe has joint venture arrangements covering South America, Europe and Asia.  The largest of these is Asia, which represents approximately $20 million in additional revenue, and another $4 million in EBITDA.

We are excited about the opportunity to work with these partners to accelerate this growth market.  We expect to complete these transactions over the next 60 days.  This transaction opens up broad new markets for Insituform in commercial structures, transportation, and waterfront applications.  We believe it to be a high-growth high-margin segment protected by a strong intellectual property position that will see accelerated adoption rates in the near-term.  We also see complimentary products and services that will allow us to develop a broad platform over time, driving future growth.

Circling back to our goals and strategic context, these acquisitions will drive our margin performance higher.  That together with more efficient balance sheet utilization will continue to push us closer to our goal of achieving a 15 percent return.  We will be striving to reach that goal with a company that has strong product offerings across water and wastewater, energy and mining, and, now, commercial structures and other infrastructure.

With that, we'll wrap up my introductory remarks, and both myself and the other members of the management team will be happy to answer any questions that you may have.

Operator:	Thank you. Our first question comes from Glenn Wortman from Sidoti & Company.

Glenn Wortman:
Good morning, everyone.  Just going back to the margins and NAR where you spoke to more competitive pricing on larger projects, can you lay out your expectations for the margins in that business in the back half of the year?   And if it has been reset lower since mid-June, can you reconcile that with you maintaining your guidance of $1.30 to $1.40?

Joe Burgess:
Well, I think for the back half of the year we had the business forecasted in the high teens for margin, which is an improvement over the first half, but certainly not to the margin performance that we enjoyed in 2009 and 2010.  I think that we also expect to see revenue growth in NAR over the second half.  I think we have the backlog to support that.

As I mentioned in my remarks, pretty robust acquisitions in the second quarter, although I also mentioned that those tailed off around mid-June when we started to see some pretty significant and aggressive pricing competition, which we chose not to follow, simply because it is very, very difficult on larger scale projects with a lot of small diameter to get that low.

So we certainly have some concerns about that market.  I think there are a lot of hungry competitors, or apparently a lot of hungry competitors in that marketplace.  But we also think we did pretty well at the bid table during the second quarter on balance and the work that we acquired I would say had adequate contracting margins, and we expect to be able to do the same in the third quarter and the balance of the year

Glenn Wortman:
My second question is, in the past you've also laid out an ambitious target for your Company-wide operating margin at 15 percent, and given the recent setbacks in NAR, can you update us on your expectations or goals for your Company-wide operating margin in the coming quarters and perhaps into next year?

Joe Burgess:
Well for 2012 we think that with the product portfolio inclusive of the acquisitions, that we can get close to 15 percent.  We tend to look more on what the overall return is, and the acquisitions that we have made, and the way that we have made them, we think gives us an opportunity to push hard towards that target.  I will tell you that our internal documents have us a little bit short of that but not much.

Glenn Wortman:	Thank you for taking my questions.

Joe Burgess:	Thank you.

Operator:	Thank you, our next question comes from John Quealy from Canaccord.

Chip Moore:
Good morning.  Thanks, it's actually Chip Moore for John.  Joe, I was wondering if you could talk about the higher-level funding risks to your business as municipal bond issuance gets tighter.  How do you view the relative exposure of NAR to ongoing user fees versus bond issuance, et cetera.?

Joe Burgess:
Well, I think as I have said in the past, Chip, what we have tended to see in our market is not so much an elimination of projects as we have seen significant project delays, just communities pushing projects back three, four, six months.  Then we have also seen work releases managed more towards the small diameter market, where communities substitute footage for overall spend, in terms of balancing their requirements under consent decrees.  That is really what we are wrestling with in the market now.

Almost certainly, and I have said this in the past, almost certainly if the municipal bonding market deteriorates as communities roll out capital spending that they have previously financed, and they are either unable to attract finance or can only attract finance at significantly higher interest costs, that would not bode well for the North American business.  But we have not seen that as yet, at least in the client communities that we are working at.  You had a second thing that slipped in my mind?

Chip Moore:
No, that's good.  Maybe we could move to the clear target on 15 percent ROIC that you guys are looking to get to?   Maybe you could help us with the metrics, give us some assumptions for average invested capital and, time frame, how we should be thinking about that specific goal?

Joe Burgess:
Well our original goal was to get to 15 percent by 2012.  Obviously the slowdown in NAR, and that included a 2011 target of almost 12, I guess, David, which we felt would position us to get there.  We would expect to be short of that given the issues with our North American business in the first half, and what we think will be the market conditions will really – won't support the gross margin profile we enjoyed in 2009 and 2010.

Having said that, we think our margin profile in the energy business will improve greatly over the back half of the year, and I think if you look at the economic profile of the acquisitions, they all have substantially higher margins than most of the businesses that we have in our current portfolio.

So as we are able to drive revenue growth across those higher margins businesses, we believe that we will have a shot at achieving our overall margin targets, which was to try to create a 15 percent operating margin business, and of course it just so happens that,with our capital profile, that also allows us to achieve a 15 percent return.  As I said, as we look out at what we think the businesses can do in 2012, we don't quite get there but it is pretty close.

Chip Moore:
OK.  That is helpful.  Maybe lastly, if we could turn to Asia.  You have had some ongoing delays in India.  It looked like there was a backlog revision in Singapore this quarter.  What gives you the comfort with the level of visibility you have there?   Maybe you could just speak to that.

Joe Burgess:
Well, first of all, in India they have opened the bids on Old Rohtak and Shakur Basti and our joint venture is low and we are finalizing arrangements on those contracts.  That is going to add $19 million of hard backlog, actually more for the joint venture.  I am not actually sure how we will report that.  We will probably report a bigger number, won't we?  No, no, because of SPML.

Recall that we talked in the past about changing our business model, where now the joint venture is an essentially CIPP lining specialty engineering service, and then our partner, SPML is doing all of what I'll group under the civil work, whether that's pit digging, or lateral repair, or cleaning.  Mostly cleaning in the Indian context.

So we are just going to be focused on the $19 million worth of CIPP.  That should show up on our backlog in the third quarter.  And then we're hopeful of getting the projects into production in September.  And then our partner over there will be executing all of the civil works associated with the project.

We spent a lot of time with those bids, as you are all aware.  We waited now more than a year for them to come back to the market, and we think we have attractive margins in that work, and that is going to restore us to a nice level of profitability in India.

In Singapore, we've been operating there under a series of term contracts, and the client has just removed some of the scope.  Mostly, by the way, from this year, we think most of that scope will show up in a later period, probably 2012.  But since we know the scope is not really workable in 2011, we chose to take it out of our backlog so that we are consistent with how we reflect term contracts in the rest of our geographies.  That is what we do in the US.  We sometimes have a three-year contract that may be worth $20 million, but we really only reflect the $6 to $7 million, or whatever has potential to be released in the period that we are in.

So that is what is going on Singapore.  Still a very good market for us.  Hong Kong work releases have started to pick up as you get into the heavy construction season.  And then Australian market is going like gang busters.  Certainly our base Sydney contract is going very well.  We have started to both work and supply tube in Melbourne.  We have started to capture a lot of projects in the Queensland area.  And as I said in my remarks, we expect to finish the year north of $20 million in revenue.  Which is really, from three years ago a standing start of nothing, or next to nothing.  So we are very, very pleased with what is going on in that market.

And we see a lot of activity.  I think you will see us participate actively going after what is going to be a major CIPP program, which we expect to start in the fall in Kuala Lumpur in Malaysia, which is of course just about four or five hours up the road from our offices and facilities in Singapore.

The government there has announced, kind of similar to what the PUB did, frankly, they announced a multi-year program to repair their sewers – kind of taking a basin-to-basin approach.  And we believe the total spend in that program will be over $150 million over the next several years.

We believe we are well-positioned to capture that work, but applying a consistent strategy – consistent with what we did in Singapore.  Focusing on contracting in the diameters where we think we can be profitable, and if we don't, then positioning ourselves to sell tube to other installers.

So, I guess I would summarize by saying that while the results in the first half in Asia don't reflect it, there have actually been some very strong positives, and unfortunately, the smaller city markets in Australia, Singapore and Hong Kong can be swallowed up by the lack of activity in India.  But once that goes away and we return that to profitability, I think we will start to see very meaningful results there.

Chip Moore:	Thanks. I'll let someone else hop on.

Operator:	Thank you. Our next question comes from Eric Stine from Northland Capital.

Eric Stine:	Hi Joe, hi David. Thanks for taking my questions.

Joe Burgess:	You're welcome.

Eric Stine:	Maybe to start with bookkeeping. With Energy and Mining, you did talk about some of the details, but if you could just give the revenue gross profit and backlog for each of the three companies.

David Martin:
Sure.  For the second quarter, revenue for United Pipeline was $23.8 million.  Corrpro $49.3 million, and Bayou $27.3 million.  With gross margin for UPS of 26 percent, Corrpro 27.4 percent, and Bayou 18.9 percent.  Backlog for UPS $65.2 million, Corrpro $68.6 million, and Bayou $27.5 million, and then we had $6.8 million coming from the newly acquired CRTS.

Eric Stine:
OK.  On Bayou you sound very positive on the inquiries, and talking about the $40 million in offshore work that you expect for 2012.  Wondering what is limiting things in the near term for the second half and is that largely based on project timing?

Joe Burgess:
Yes, it's mostly project timing.  Both Bayou and our Baton Rouge facility have been fortunate to do a lot of large diameter work, mostly associated with either build out of some of the shale transmission lines, or backing up a little further – of course we participated substantially in the first phase of the Keystone Pipeline coming down from Canada – and that large diameter work just has not really been available.  It is not like we are not getting the work.  It is just not been available.

What we started to see as we cleaned that out here, as we have gone into the middle of the year is that really a wide variety of players re-focusing their spend on offshore opportunities in the Gulf of Mexico.  As we look at – when I say inquiries, these are things that we have not booked into contracts, but negotiations and projects that we believe are going forward.  That is why I made the statement that I think we will build a nice book of business being driven by the offshore market going into 2012 for New Iberia.  And of course that has positive implications for the welding side of the business and some of our other subsidiaries as well.

Eric Stine:
OK.  That is good to hear.  Appreciate that.  Just turning to North American sewer then.  If you could talk about some of the things that you have done over the last few months internally on the crew productivity side, and how that set you up to – or right sided you for small diameter, and how do you think – or what is your ability to go after the large diameter?   Is that a fairly easy transition to go small to large?

Joe Burgess:
Yes, we really don't have to make any changes to go after large diameter or medium diameter.  That has long been a very high level skill set that Insituform pioneered years ago, and it has a great day degree of capability here even now.

I think what we have been trying to do, and I said this during the June call, I think we got a little bit aggressive at the end of last year in terms of monetizing backlog down to the levels that really stressed our logistical capacity.  Then when you combine that with the shift we have seen towards smaller orders and smaller diameter, it just became increasingly difficult, certainly in the first quarter combined with weather, but then even persisting, it is difficult to keep work out in front of the crews.  So that makes for inefficiency both in terms of installation rates, but primarily in terms of just what I will call non-lining man-hours, where we are mobing and de-mobing, or we're doing punch list items, or a job's not ready.  So we would have a crew that was not hitting it’s man-hour efficiency goals as they laid out.

So I think you will see us work to build a little bit more backlog in this environment so we are not as stressed about the individual work plans on a day-to-day basis for the crews in a small diameter market where we can lay out a couple of weeks worth of work for them.  And then that will allow us to both manage this man-hour issue that I was describing, as well as get into some longer production runs, and then of course that also backs up into both our wetout facilities and our manufacturing, and makes it more efficient.

Now having said all of that, small diameter market is a low-priced market, so I don't know – I haven't studied the direct correlation, but at 85 percent small diameter, 20 percent gross margin is pretty much what we are going to be able to get out of that market, maybe a little bit better depending on resin and fuel pricing.  Without a better mix on medium and large diameter projects, you have a natural ceiling on gross margins in that business.

Eric Stine:
OK.  Last question for me.  In the past you have given pretty good detail about your year-over-year growth expectations for all the business segments.  If you could do that again that would be great.  Thanks a lot.

Joe Burgess
Well, I can't say that we have locked that down for 2012, that would be a little early.  I would have to check.  You might correct me, but I think we tend to do that after the third quarter results, because I have a little bit better view.  But just at a very high level, I would say the jury is still out on the North American business because of some of the project delays that we described.  There is a combination of pent-up demand to a certain extent, but that is certainly balanced by issues that we talked about earlier related to municipal funding, or communities kind of wanting to slow the pace of work releases, even on things that they have already funded, et cetera.

So we are certainly studying that hard, but certainly our view on potential growth in the North American rehab segment, my early view would be that that would be modest if any.  If you go over to the energy side, we certainly think we have the backlog to sustain some nice growth on the UPS side.  Couple of big projects in sway that could make that a normal growth year, or an accelerated growth year.  Certainly on the book of business that we expect in Bayou, we would expect to see growth off of a relatively slow 2011.

And then we expect Corrpro to experience both growth in its core North American markets as well as accelerated growth because of our efforts of re-introducing it to the Middle East.  And then of course we talked about the CRTS acquisition, which will give us a nice growth boost as they bring online their project in Brazil, and in their core business, and then of course the largest one in Saudi Arabia.  So I would say a very attractive growth across the E&M platform.

If you switch to Fyfe, as I suggested, we expect to capture the international side of their business, which I think on a 2010 basis puts them just north of $60 million.  I would say in 2011 they would easily be, what is the number, David, almost $80 million on that?   Something very close to that in 2011, and as I said earlier, we expect to be able to sustain the 20 percent plus top line CAGR that that business has seen.  And as I said in my remarks, we are also looking at some other things that we think will broaden that platform.  So we expect very, very solid growth out of that new segment as well.  And I think we will be in a position with the third quarter results to be a little more granular on that.

Eric Stine:	Thank you.

Joe Burgess:	You are welcome. Thank you.

Operator:	Thank you. Our next question from Arnie Ursaner from CJS Securities

Arnie Ursaner:	Hi Joe. As a follow up to that, do you think that the pro forma revenue for next year, once you have completed the various acquisitions, if you were to think of your business as –

Joe Burgess:	Did we lose him?

Operator:	Our next question comes from Chris Wiggins from Oppenheimer.

Chris Wiggins:	Good morning.

Joe Burgess:	What happened to Arnie?

David Martin:	Maybe we will catch him back.

Joe Burgess:	Did he re-queue up or what? Hey Arnie we don't know what happened to you but we'll call you back after the call if you don't get back on.

Chris Wiggins:	Hello? This is Chris Wiggins from Oppenheimer. Good morning.

Joe Burgess:	Hi, Chris.

Chris Wiggins:	First question for some clarification on the re-affirmed guidance for the year, does that include accretion from the new acquisitions?

Joe Burgess:	No.

Chris Wiggins:
OK, great.  Then I appreciate all of the detail on the acquisitions.  I was wondering if you could provide some more color on the acquisition pipeline looking forward, and also your comfort to do additional deals now after these three.  Are you in more of an integration mode or are you still looking for additional deals?

Joe Burgess:
I have said this in the past – I think one of the things we have done pretty well over the last few years is to establish a consistent and, what I think, is a pretty robust corporate development program where we are working with our business unit leaders to constantly be assessing their platforms, looking at their service profiles, certainly looking at what their customer needs are, and trying to focus on ways that we can expand those if it's appropriate and if it gets us to a higher margin, higher return, mix of business.

Again, as I said in my remarks, that type of analysis really drove the expansion into Corrpro and Bayou, which created the energy platform, and then constantly assessing that, I think has led to the Hockway and to the CRTS acquisitions.

The Fyfe deal is a little different.  We started studying that and looking at ways to expand and to make more valuable our move into the water segment.  And then we basically found technologies and markets that we think were more attractive, but we have really had, in terms of end-user segments, a broader infrastructure scope.  So that kind of got us to the Fyfe business, and we think there is more to do there.

But, again, I could also take up time on all of the stuff we looked at that we didn't do, because we either didn't think it was priced appropriately or didn't think it would be accretive to our shareholders, et cetera.  I guess I would say I believe that's an important and ongoing part of any business, that you stay active in that.  Challenging yourself, that you have your service platforms correct, that if you stay customer-focused that will drive a lot of what you might think about.

We don't really think about it in a way of, “Hey, we are in the market, we're out of the market.”  But certainly if you take some significant steps, you also have to be confident that you have the internal resources to manage and integrate that.  I am looking at Mr.  Clark who is charted with just that responsibility.

Chris Wiggins:
Great.  That is very helpful.  Then just one last question if I could.  You had mentioned the Energy and Mining margins going back to more of last year levels because of geographic mix.  Could you provide some more color on that, because it sounds like South America is still very strong and I think you called that out as lower margin.  So, where does the mix improve for you in that business?

Joe Burgess:
The business in South America, for whatever reasons, has tended to be in the high teens, 20 percent gross margin.  If you look at the UPS profile, outside of that the business, operates at a just a higher margin, really almost everywhere else.

In the first half of the year in what I would just call other international operations, which is everything but South America, we had very little volume.  But we expect much better volume in Mexico.  As I mentioned, we have a very large project in Australia which started in June.  We expected it to start in March.  That has a very strong margin profile.  That job will really be completed in three-and-a-half to four months.

So we will see the lion's share of that in the third quarter.  And we are also starting to ramp up on some Middle East projects.  And then later in the year, we will get back into our Canadian markets, which also produce a higher margin profile.  We think that mix relative to the amount of revenue we were generating in South America will change.  Although the South American business will be very, very robust.  But, we think in a relative proportion, these other things will make it a smaller slice of the pie in the back half, and that will be reflected in better UPS margins.

Chris Wiggins:	Great, thank you for your time.

Joe Burgess:	Sure, thank you.

Operator:	Thank you. Our question comes from Arnie Ursaner. Your line is open.

Arnie Ursaner:	Hopefully this gets through.

Joe Burgess:	Yes, I just cut you off. Sorry.

Arnie Ursaner:
That's OK.  So I want to follow up on one of the earlier questions.  When you complete the various acquisitions by 2012, can you comment on your revenues by the larger buckets that you have, and specifically highlight how small the mark could be in 2012, as you continue to expand you business away from North American rehab?

Joe Burgess:	You mean in terms of percentage?

Arnie Ursaner:	Yes.

Joe Burgess:
Well, some of that depends on what happens with the North American business.  As I said to an earlier question, we would expect the North American business to stay roughly the same size, and then, as I just described what we expect for E&M, and the new infrastructure platform, which of course is anchored by the Fyfe Group, to grow significantly.  I guess if I had to pick a number, the North American business might be 30 percent to 35 percent.  Does that sound about right, David?

David Martin:	That's about right.

Joe Burgess:	Which is down from about 90 percent two years ago

Arnie Ursaner:	I was wondering if it even would have been less given some of the exceptional high growth you are expecting in the other –

Joe Burgess:
Well, it could be.  As I said earlier, I get all of these calls, and you lock me in pretty solidly, and so we just don't have our arms around what we think that exactly is going to look like in 2012.  But, I would think in three months time we will be able to give you a much more complete answer

Arnie Ursaner:
And Joe, one of the questions I have is your bandwidth.  You obviously are taking on a lot of responsibility.  In NAR, most of the units are reporting directly to you and Dave.  You've lost some of the senior-level people you had doing more of the operational stuff.  You have just, in a sense, added a lot to your plate with the incremental acquisitions.  How do you feel about your bandwidth, and the management team behind you to manage these underlying businesses?

Joe Burgess:
Well obviously, I feel pretty good about it.  As I think I said on the June call, I was heavily involved with the North American business because that was really all of our business when I arrived here, and that was the case really for the first 15 to 18 months.  I think a fair assessment of my background is that I have a long and strong career in the operational aspects of managing businesses like this.  I certainly think that I can – I will be able to incorporate that.

Now obviously, we need to either grow or acquire over the long-term, some management to come in and run that business but, look, as we said in our June call, while some of the issues are related to market, and weather, and project delays, and some other issues, we should have done better in the first half in NAR.

Some of the things I talked about relative to managing crew utilization and efficiency, or bid to estimate, or project closeouts, to capture cash or bidding discipline, progress that we have described in 2009 and 2010, we kind of backed up a little bit.  So we, David and I, feel like we need to get in there and make sure that we progress in terms of managing that business more consistently and more efficiently sticks.  And so I'm going to run it directly until I am confident of that.

Arnie Ursaner:	And on the acquisitions, the management teams are basically going to stay and –

Joe Burgess:	But Arnie, I appreciate your concern for how hard I might be working, by the way.

Arnie Ursaner:	Well, you do have a pretty full plate. On the acquisitions you've made, would you expect the management teams to remain?

Joe Burgess:
In all cases, we have included employment arrangements where those teams stay.  Specific to Hockway, they have a senior manager who is based in Dubai who has been central to developing that business, really and particularly in accelerated growth.  They have a senior engineering and commercial team there in Dubai, and they have already slotted into the Corrpro organization.  And of course also, Brian is here to take overall responsibility for those businesses hitting their pro forma targets.

CRTS, as I alluded to, there are aspects of that business that look like CCSI.  We will probably put those two together and run them as a US domestic business.  And the senior team who will be retained and is under contract with us, we are really going to try to get them focused on these larger scale project in the offshore markets where we think this technology is just a fantastic opportunity.

But again those will be in the E&M platform, oversight from Brian, and certainly direct management from Dorwin Hawn who I think has done a tremendous job, generally, with the growth and performance of our E&M platform.  Fyfe and that general infrastructure market is different.  I think it represents, as I've discussed, a new segment.  We are impressed with and we will be retaining that management, and then of course, we will be adding resources on both the commercial management side, as well as the business development side, because we think that we can, by doing that.  Fyfe does a great job going to market technically, and using their technical expertise to work to accelerate the adoption of FRP technology, and we think we can add some commercial and business development strength to that to make sure that the high growth rates are sustained or increased.

Arnie Ursaner:	Thank you very much.

Joe Burgess:	You are welcome.

Operator:	Next question comes from Jeff Beach from Stifel Nicolaus.

Jeff Beach:
Good morning, Joe and David.  I have a couple of questions.  First, could you expand somewhat on the Singapore project that saw the size revised down, and looks like it was significant?   Can you talk about how much and why?   I just find this troubling because I figured you could count on some of these large project in these cities in the Far East.

Joe Burgess:
I think we are counting on them.  As I said earlier, what has happened here is we don't believe that in 2011 some of the backlog we reported on a multi-year term contract is workable.  We do think it will be workable in 2012 or 2013, just not 2011.  What we try to do even though it can be difficult across all of the various geographies that we work at, is to only reflect in our backlog what we think is workable in that timeframe.

What happened on this particular thing in Singapore is we had “X” amounts of work that was being reported in our backlog, and in meetings and discussions with the client, it was a smaller number, so we took the backlog down.  When we get to 2012 what that means is, we think, after we had the planning sessions in Singapore, that that backlog will be restored in 2012.  But we are not in 2012 and that is not the way we report it in the US, or Europe, or in other geographies.

I don't know, David, is that a fair representation of what happened.

David Martin:	That's correct.

Joe Burgess:
It is really just us trying to be at the technical letter, so there is nothing that happened, what I am trying to say is that the project is not any smaller.  It's just that we have been reporting a level of backlog based on what we can execute in this calendar year, and we felt like that was mis-stated after production planning meetings with that client.

Jeff Beach:	OK, I thought maybe you had lost it or it was cancelled. That is better. Can you give me an idea of the revision, the dollar amount?

Joe Burgess:	What was it, $6 million?

David Martin:	About $7 million.

Joe Burgess:	$7 million, sorry.

Jeff Beach:
Second, on the offshore projects that you are seeing developing out right now and you put a number on it, is this new pipelines?   Is it a combination of rehab?   Can you give a little more color?   Because we are trying to focus on offshore pipeline projects right now and having difficulty coming up with anything specific.

Joe Burgess:
These are mostly new pipelines.  So they are really field expansions, or, I mean they may in some cases be change outs of existing. So you might call that rehab, but it is focused on field expansions in the offshore market, really across a variety of clients.  So it is not, just to give you a sense, it is not one $40 million order.  We can talk, if you want to call later, we can give you a little bit more color.  The only reason I am being a little reticent here, is, as you are aware, a lot of our energy clients don't like their project activity discussed in great detail.  I would say it is over eight or nine orders, which makes us feel good.  It is not a situation where if we lose one order, we lose the whole order book.

Jeff Beach:
Looking at on-shore pipeline activity, it looks like there is a robust outlook the next couple of years for smaller diameter oil and gas pipelines with all of the shale projects.  I am not sure –I know that Bayou is focused on larger diameter.  But do you have a leadership presence in these medium size, or is this a market where there is too much competition and lower margins?

Joe Burgess:
It is certainly lower margins, but Bayou has traditionally done a fair amount of work in that market.  We do a lot of standard distribution pipe.  If you go to our New Iberia yard, you will see raw pipe from pipe distributors that is stored in the yard, and as they need, it we will coat it.  We hang onto the inventory, and they don't have to move it onto their yard, and they get a distribution order, and we will coat it.

That has traditionally been – I don't think it gets to $10 million a year, but probably between $5 million and $10 million.  To the extent that we're seeing some of the smaller diameter build out now in the shale, we would expect that number to grow for Bayou.  They are in small order chunks, though Jeff.  So it is hard to predict.  That is why it would not be included in the $40 million order book I gave you earlier.  Because those are discrete projects that end users are working on.  This is more of a what they call it?   It is not retail.  That is not the right word.

More of a distributor business, if you will, as these smaller diameters – most of the people that work on these smaller diameter build outs will go to a pipeline distributor house, and we have relationships with them, and they will send us the pipe, or we will work it out of the inventory that we already have on site with them.

Jeff Beach:
Last question.  On the water rehab, coming into 2010, you had a lot of pilot projects, you had a couple of wins in Canada, the US is kind of stopped cold.  We are in the second half of 2011.  What would you describe as the problem that US cities are not committing to this?

Joe Burgess:
Unfortunately it's a longer list than I would like it to be.  We started really in the second quarter, and I think I said this in one of the calls, is starting to see a firming bid table in the water market.  We have just seen, and much more so on this market, even though it is a smaller scale market than in the wastewater market, but we have seen a lot of project cancellations.  And we have also seen that you might have a project for $1 million or $2 million, and then once the scope gets defined, it is a project that includes a lot of dig, a lot civil work, so you are executing a $2 million project that might have $300,000 to $400,000 worth of a lining component.  And that's really not of much interest to us.  Just because we end up for very, very low margins managing a lot of civil risk.

Then since water projects tend to be funded more on the economic value of water loss, we have seen a lot of the projects that were on our bid table early in the year just dry up.  Now we have had some successes in Canada and we continue to kind of push it, but we certainly have not seen the adoption rate we were hopeful of seeing based on the pilot success we had last year.

Jeff Beach:	Thank you, Joe.

Joe Burgess:	You're welcome.

Operator:	Next question comes from David Rose from Wedbush.

Michelle:
This is Michelle in for David.  I have two questions.  The first one, what was the driver for the reduced tax rate and what do you expect for the remainder of the year?   Second question, were severance costs included in your Q2 numbers?   If so, by how much?

David Martin:
I'll answer that, this is David.  Let's make sure I got both of those questions.  The tax rate was a little lower this quarter, mainly because of the mix of profits and lowered tax jurisdictions.  I would expect for the balance of the year to be a little bit higher than what we saw during the quarter, but still around 20 percent.  And as far as severance goes, it wasn't a material amount probably less than $300,000 for the quarter for severance.

Michelle:	OK, great. Thank you.

Operator:	Next question comes from Liam Burke from Janney Capital Market.

Liam Burke:	Thank you. Good morning, Joe.

Joe Burgess:	Good morning.

Liam Burke:	Joe, the capital expenditures were down about half year-over-year. Was there a project you had last year, or is this something – just timing or where you are allocating that expense?

David Martin:
I'll answer the question.  CAPEX is significantly down.  We did have some larger projects on the E&M side last year, as we were building out our Camrose facility in Canada.  But we also were adding crews in North American Rehab as well, which obviously this year we are not adding crews.  In fact, we have taken some crews out.  So I would expect for the balance of the year, our CAPEX will remain roughly around the same type of level, and we will be approaching $20 million for the year.

Liam Burke:	Great, thank you.

Operator:	I would like to turn the conference back over to the speakers for any additional remarks.

Joe Burgess:
OK.  Just thank you guys for getting on the call.  Obviously, we are not pleased with the first half results, based primarily on the difficulties in our North American business, but we believe that our backlog in that business supports a stronger second half, and then we expect very solid performances out of Europe and Asia, particularly now that we have, at long, last captured the Old Rohtak and Shakur Basti awards.  Then we expect very strong performance in the back half from our E&M platform.

Lastly, I would say we are very, very excited about having taken this step.  Certainly with the two Energy and Mining things we announced a month ago, and then very excited about the market opportunities that we will be able to exploit, anchored by our recent acquisition of Fyfe.  So we look forward to talking to you later in the day if you have follow up questions.  Greatly appreciate you being on the call.

Operator:	Ladies and gentlemen. This concludes today's conference. You may now disconnect and have a wonderful day.

END